UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): October 17, 2005

Alpharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

________________________ Not Applicable ______________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

1. On October 17, 2005, the Registrant and certain of its subsidiaries entered into a Stock and Asset Purchase Agreement (the "Agreement") to sell the Registrant's U.S. and International Generics business to Actavis Group HF., an Icelandic corporation ("Actavis"), for $810 million in cash. The sale is expected to close in the fourth quarter of 2005, pending regulatory and other customary approvals. A copy of the Agreement is attached as Exhibit 10.1 to this Report.

Following the sale of its generics business, the Registrant's businesses will be comprised of Branded Pharmaceuticals, Active Pharmaceutical Ingredients, Animal Health, and Registrant's U.S. pharmaceutical distribution business, ParMed (whose operating results are presently included as part of U.S. Generics).

Pursuant to the Agreement, the Registrant and its subsidiaries will sell to Actavis all of the outstanding capital stock of certain of the Registrant's indirect subsidiaries. In addition, Actavis will purchase specified assets, and assume specified liabilities, of certain indirect subsidiaries of the Registrant. The purchase price to be paid by Actavis is subject to adjustment if and to the extent that the working capital of the worldwide generic pharmaceutical business of the Registrant's subsidiaries as of the closing of the transaction is more than $2.5 million greater or less than the working capital was on June 30, 2005.

The closing of the transaction is subject to the satisfaction or waiver of certain conditions applicable to the Registrant and Actavis, as specified in the Agreement. The Agreement also includes representations, warranties and covenants of both parties, including a covenant by the Registrant and its subsidiaries that until the closing they shall, to the extent related to the generic pharmaceutical business, conduct their respective businesses only in the ordinary course.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

2. On October 17, 2005, Purepac Pharmaceutical Co., a wholly-owned subsidiary of the Registrant, and Plantex USA, Inc. ("Plantex"), entered into Amendment No. 4 to that Amended and Restated Supply Agreement between the parties, pursuant to which (i) Registrant has committed to purchase certain quantities of active pharmaceutical ingredient ("API") through July 31, 2006 exclusively from Plantex, (ii) the parties have agreed on a new pricing schedule for the purchase of API, and (iii) the parties have agreed to terminate Plantex's purchase money security interest in the API purchased under the agreement.

The Amended and Restated Supply Agreement was filed as Exhibit 10.1 to the Form 10-Q/A filed by Registrant on January 12, 2005 with respect to the quarter ended June 30, 2004.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In light of the pending sale of its generics business, as reported under Item 1.01 above, the Registrant has temporarily suspended its search for a President and Chief Executive Officer to succeed Ingrid Wiik. This will delay the December 31, 2005 retirement target for Ms. Wiik previously reported in the Registrant's Form 8-K dated April 22, 2005. As previously reported, the Registrant and Ms. Wiik have agreed that the exact date of her retirement, and any other terms and conditions related to this action, would be subject to further discussions and the timing of the process to identify and elect her successor.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits (numbered in accordance with Item 601 of Regulation S-K)

10.1 Stock and Asset Purchase Agreement, dated as of October 17, 2005, between the Registrant, certain of the Registrant's subsidiaries, and Actavis Group HF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: October 20, 2005

EXHIBIT INDEX

10.1 Stock and Asset Purchase Agreement, dated as of October 17, 2005, between the Registrant, certain of the Registrant's subsidiaries, and Actavis Group HF.